Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
LIFECORE BIOMEDICAL, INC.
     These Articles of Incorporation duly adopted pursuant to the authority and provisions of Chapter 302A of the Minnesota Statutes amend, restate and supersede the original Articles of Incorporation in their entirety as follows:
ARTICLE I.
     The name of this corporation is Lifecore Biomedical, Inc. (the “Company”).
ARTICLE II.
     The registered office of the Company in Minnesota is: 45 South Seventh Street, Suite 3300, Minneapolis, MN 55402.
ARTICLE III.
     The aggregate number of shares of stock which the Company shall have authority to issue is Twenty Million (20,000,000) shares, consisting of Nineteen Million (19,000,000) shares of common stock, $0.01 par value (the “Common Stock”), and One Million (1,000,000) shares undesignated as to class or series (the “Undesignated Stock”). Shares of Undesignated Stock of the Company may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such class or series of Undesignated Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Undesignated Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any class or series of Undesignated Stock subsequent to the issuance of shares of that class or series. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such class or series. Except as provided in the resolution or resolutions of the Board of Directors creating any class or series of Undesignated Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share held.

     No holders of shares of capital stock of the Company will be entitled as such preemptively or as a matter or right to subscribe for or purchase any part of any issue of stock or any securities convertible into stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash, property, services, or by way of dividends or otherwise. No shares of capital stock of the Company will confer on the holder any right to cumulate votes in the election of Directors.
ARTICLE IV.
     Any action required or permitted to be taken at a meeting of the Board of Directors of the Company may be taken by written action signed, or consented to by authenticated electronic communication, by all of the Directors; provided, however, that if the action is one which does not require shareholder approval, such action may be taken by written action signed, or consented to by authenticated electronic communication, by the number of Directors that would be required to take the same action at a meeting at which all Directors were present.
ARTICLE V.
     No Director of the Company, including a person deemed to be a director under applicable law, will have any personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a Director, to the full extent such immunity is permitted from time to time under the Minnesota Business Corporation Act. Any repeal or modification of this Article by the shareholders of the Company will not adversely affect any right or protection of a Director of the Company existing at or prior to the time of such repeal or modification.
ARTICLE VI.
     The Company shall indemnify its officers and directors to the fullest extent permissible under the provisions of the Minnesota Business Corporation Act, or as required or permitted by other provisions of law. Any repeal or modification of this Article will be prospective only and will not adversely affect any right to indemnification of a director or officer of the Company existing at the time of such repeal or modification.

     IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 26th day of March, 2008.

By:	/s/ Dennis J. Allingham
Name: Dennis J. Allingham
Its: President and Chief Executive Officer